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                     November 23, 2021

       George Sharp
       Chief Executive Officer
       Goff Corp.
       3535 Executive Terminal Drive
       Hendersen, NV

                                                        Re: Goff Corp.
                                                            Amendment No. 2 to
Registration Statement on Form 10
                                                            Filed November 12,
2021
                                                            File No. 000-54912

       Dear Mr. Sharp:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Ernest Stern